February 4, 2026

For release:    Immediately
Refer to:    Ashley Hennessey; gentry_ashley_jo@lilly.com; (317) 416-4363 (Media)
Mike Czapar; czapar_michael_c@lilly.com; (317) 617-0983 (Investors)

Lilly reports fourth-quarter 2025 financial results and provides 2026 guidance

•Revenue in Q4 2025 increased 43% to $19.3 billion driven by volume growth from Mounjaro and Zepbound.
•Q4 2025 EPS increased by 51% to $7.39 on a reported basis and increased by 42% to $7.54 on a non-GAAP basis, both inclusive of $0.52 of acquired IPR&D charges.
•Regulatory progress included FDA approval of Kwikpen for tirzepatide and an expanded indication for Jaypirca, and submissions for orforglipron for obesity to regulatory authorities in the U.S. and Japan and for obesity and type 2 diabetes in the EU.
•Pipeline progress included positive Phase 3 results from Taltz and Zepbound used together for adults with active psoriatic arthritis and obesity, orforglipron for people who switched from injectable incretins to oral GLP-1 therapy, and retatrutide for people with obesity and knee osteoarthritis.
•Announced an agreement with the U.S. government to expand access to obesity medicines for millions of Americans.
•2026 guidance issued with revenue in the range of $80 billion to $83 billion and non-GAAP EPS in the range of $33.50 to $35.00.

INDIANAPOLIS, February 4, 2026 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the fourth-quarter of 2025 and provided 2026 financial guidance.

"2025 was an important year for Lilly," said David A. Ricks, Lilly's chair and CEO. "We reached millions more patients—launching Inluriyo, expanding Mounjaro and Kisunla globally, and submitting orforglipron for approval. We expanded our manufacturing capacity, and through our U.S. government agreement, opened new access to obesity medicines. Entering our 150th year with a deep pipeline and platforms like LillyDirect, we're positioned to reach more patients than ever and expand our global health impact."

Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

Financial Results

$ in millions, except per share data	Fourth-Quarter
	2025	2024	% Change
Revenue	$19,292	$13,533	43%

Net income – Reported	6,636	4,410	50%
Earnings per share – Reported	7.39	4.88	51%

Net income – Non-GAAP	6,771	4,806	41%
Earnings per share – Non-GAAP	7.54	5.32	42%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

Fourth-Quarter Reported Results
In Q4 2025, worldwide revenue was $19.3 billion, an increase of 43% compared with Q4 2024, driven by a 46% increase in volume, partially offset by a 5% decrease due to lower realized prices. Key Products1 revenue grew to $13.8 billion in Q4 2025, led by Mounjaro and Zepbound.

Revenue in the U.S. increased 43% to $12.9 billion, driven by a 50% increase in volume, partially offset by a 7% decrease due to lower realized prices. The increase in U.S. volume and decline in realized prices were driven by Zepbound and Mounjaro.

Revenue outside the U.S. increased 43% to $6.4 billion, driven by a 38% increase in volume and to a lesser extent a 4% favorable impact on foreign exchange rates. The volume increase outside the U.S. was driven primarily by Mounjaro, partially offset by Jardiance. Volume growth was negatively impacted by a one-time benefit of $300 million related to Jardiance, associated with an amendment to the company's collaboration with Boehringer Ingelheim, in Q4 2024.

Gross margin increased 43% to $15.9 billion in Q4 2025. Gross margin as a percent of revenue was 82.5%, an increase of 0.3 percentage points. The increase in gross margin percent was primarily driven by favorable product mix and improved cost of production, partially offset by lower realized prices.
1 The Company defines Key Products as Ebglyss, Inluriyo (effective Q4 2025), Jaypirca, Kisunla, Mounjaro, Omvoh, Verzenio and Zepbound.

2

In Q4 2025, research and development expenses increased 26% to $3.8 billion, or 20% of revenue, driven by continued investments in the company's early and late-stage portfolio.

Marketing, selling and administrative expenses increased 29% to $3.1 billion in Q4 2025, primarily driven by promotional efforts supporting ongoing and planned launches.

The effective tax rate was 19.7% in Q4 2025 compared with 12.5% in Q4 2024 primarily driven by a less favorable jurisdictional mix of earnings in Q4 2025 relative to Q4 2024. Additionally, the effective tax rate for Q4 2025 was unfavorably impacted by U.S. tax law changes enacted earlier in 2025.

In Q4 2025, net income and earnings per share (EPS) were $6.6 billion and $7.39, respectively, compared with net income of $4.4 billion and EPS of $4.88 in Q4 2024. EPS in Q4 2025 and Q4 2024 included acquired IPR&D charges of $0.52 and $0.19, respectively.

Fourth-Quarter Non-GAAP Measures
On a non-GAAP basis, Q4 2025 gross margin increased 42% to $16.0 billion. Gross margin as a percent of revenue was 83.2%, consistent with Q4 2024. Favorable product mix and improved cost of production were offset by lower realized prices.

The non-GAAP effective tax rate was 19.7% in Q4 2025 compared with 13.2% in Q4 2024 primarily driven by a less favorable jurisdictional mix of earnings in Q4 2025 relative to Q4 2024. Additionally, the effective tax rate for Q4 2025 was unfavorably impacted by U.S. tax law changes enacted earlier in 2025.

On a non-GAAP basis, Q4 2025 net income and EPS were $6.8 billion and $7.54, respectively, compared with net income of $4.8 billion and EPS of $5.32 in Q4 2024. Non-GAAP EPS in Q4 2025 and Q4 2024 included acquired IPR&D charges of $0.52 and $0.19, respectively.

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For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Fourth-Quarter
	2025	2024	% Change
Earnings per share (reported)	$7.39	$4.88	51%
Amortization of intangible assets	.11	.12
Asset impairment, restructuring and other special charges	.07	.30
Net losses (gains) on investments in equity securities	(.03)	.02
Earnings per share (non-GAAP)	$7.54	$5.32	42%

Acquired IPR&D	.52	.19	174%
Numbers may not add due to rounding

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Selected Revenue Highlights

(Dollars in millions)	Fourth-Quarter			Full Year
Selected Products	2025	2024	% Change	2025	2024	% Change
Mounjaro	$7,409	$3,530	110%	$22,965	$11,540	99%
Zepbound(1)	4,261	1,907	123%	13,542	4,926	175%
Verzenio	1,604	1,555	3%	5,723	5,307	8%

Total Revenue	19,292	13,533	43%	65,179	45,043	45%

(1) Tirzepatide is marketed for obesity under the brand name Zepbound in Canada, Japan, and the United States.

Mounjaro
For Q4 2025, worldwide Mounjaro revenue increased 110% to $7.4 billion. U.S. revenue was $4.1 billion, an increase of 57%, reflecting strong demand, partially offset by lower realized prices. Revenue outside the U.S. increased to $3.3 billion compared with $899 million in Q4 2024, primarily driven by volume growth.

Zepbound
For Q4 2025, U.S. Zepbound revenue increased 122% to $4.2 billion, compared with $1.9 billion in Q4 2024, primarily driven by increased demand, partially offset by lower realized prices.

Verzenio
For Q4 2025, worldwide Verzenio revenue increased 3% to $1.6 billion. U.S. revenue was $997 million, a decrease of 4%. Revenue outside the U.S. was $608 million, an increase of 18%, primarily driven by volume growth.

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Lilly shared numerous updates recently on key regulatory, clinical, business development and other events, including:

Regulatory	Lilly's sofetabart mipitecan receives U.S. FDA's Breakthrough Therapy designation for the treatment of certain patients with platinum-resistant ovarian cancer (announcement)
U.S. FDA approves expanded indication for Lilly's Jaypirca (pirtobrutinib), the first and only non-covalent (reversible) BTK inhibitor, for adults with relapsed or refractory CLL/SLL previously treated with a covalent BTK inhibitor (announcement)
Clinical	Lilly's Taltz (ixekizumab) and Zepbound (tirzepatide) used together delivered superior efficacy in first-of-its-kind Phase 3b trial for adults with active psoriatic arthritis and obesity or overweight (announcement)
Lilly's orforglipron helped people maintain weight loss after switching from injectable incretins to oral GLP-1 therapy in first-of-its-kind Phase 3 trial (announcement)
Updated data for Lilly's Inluriyo™ (imlunestrant) reinforce efficacy results as monotherapy and in combination with Verzenio® (abemaciclib) in ER+, HER2- advanced breast cancer (announcement)
Lilly's triple agonist, retatrutide, delivered weight loss of up to an average of 71.2 lbs along with substantial relief from osteoarthritis pain in first successful Phase 3 trial (announcement)
Lilly's Jaypirca (pirtobrutinib) significantly improved progression-free survival, reducing the risk of progression or death by 80%, versus chemoimmunotherapy in patients with treatment-naïve CLL/SLL (announcement)
Lilly's Jaypirca (pirtobrutinib) met its primary endpoint in first-of-its-kind, head-to-head Phase 3 study versus Imbruvica (ibrutinib) (announcement)
Lilly's selective amylin agonist, eloralintide, demonstrated meaningful weight loss and favorable tolerability in a Phase 2 study of adults with obesity or overweight (announcement)
Other	Lilly selects Pennsylvania as home for its newest injectable medicine and device manufacturing facility (announcement)
NVIDIA and Lilly Announce Co-Innovation AI Lab to Reinvent Drug Discovery In the Age of AI (announcement)
Lilly to acquire Ventyx Biosciences to advance oral therapies targeting inflammatory-mediated diseases (announcement)
Lilly to build $6 billion facility to manufacture active pharmaceutical ingredients in Alabama (announcement)
Lilly and Adverum announce expiration and completion of Adverum tender offer and acquisition (announcement)
Carolyn Bertozzi returns to Lilly board of directors (announcement)
Lilly announces plans to open Lilly Gateway Labs site in Philadelphia (announcement)
Lilly announces two new Executive Committee members and expansion of leadership roles to prepare for next wave of growth (announcement)
Lilly and U.S. government agree to expand access to obesity medicines to millions of Americans (announcement)
Lilly plans to build a new $3 billion facility to boost oral medicine manufacturing capacity in Europe for patients worldwide (announcement)
For information on important public announcements, visit the news section of Lilly's website.

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2026 Financial Guidance
In addition to providing guidance for GAAP revenue, Lilly provides guidance for certain non-GAAP measures. Lilly does not provide reconciliations of forward-looking non-GAAP measures to the most directly comparable GAAP measures because comparable GAAP measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for a reconciliation. In particular, Lilly cannot reasonably predict certain items including net gains and losses on equity securities, asset impairment, acquisition or divestiture-related items, restructuring and other adjustments, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on Lilly's reported results in accordance with GAAP.
The following table summarizes the company's full-year 2026 financial guidance:

2026 Guidance

Revenue	$80 to $83 billion

Performance Margin(1)(2)	46.0% to 47.5%

Tax Rate(2)(3)	18% to 19%

Earnings per Share(2)(3)(4)	$33.50 to $35.00

(1) The Company defines performance margin as gross margin less research and development and marketing, selling, and administrative expenses divided by revenue.
(2) Excludes the impact of intangible asset amortization.
(3) Guidance does not include acquired in-process research and development (IPR&D) either incurred or expected to be incurred, after December 31, 2025.
(4) 2026 assumes shares outstanding of approximately 894 million

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q4 2025 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Historical non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2026 financial guidance (other than revenue) is provided on a non-GAAP basis, as described in "2026 Financial Guidance" above. Non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help tens of millions of people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release and the related attachments contain management's intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "plan", "anticipate", "may", "could", "aim", "seek", "will", "continue", and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals and the ability of the company's clinical trials to meet expectations; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline, or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private actors affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; the negotiation and implementation of our voluntary agreement with the U.S. government related to drug pricing and access; Developments or uncertainties related to our or competitive products, including as may relate to safety or efficacy concerns; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and a consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products; the company's ability to protect and enforce patents and other intellectual property and changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply, regulatory approvals, or other negative outcomes stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations, including partnerships related to the use of, or the sharing of such technologies with third parties, which may exacerbate competitive, regulatory, litigation, cybersecurity, and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, international tension, conflicts, regional dependencies, or other costs, uncertainties, and risks related to engaging in business globally; fluctuations in foreign currency exchange rates, changes in interest rates and inflation or deflation; significant and sudden declines or volatility in the trading price of the company's common stock and market capitalization; litigation, investigations, or other similar proceedings involving past, current, or future products, activities, or intellectual property; changes in tax law and regulations, tax rates, or events that differ from our assumptions related to tax positions; regulatory changes, developments, and uncertainty; regulatory oversight and actions regarding the company's operations and products; regulatory compliance problems or government investigations; risks from the proliferation of counterfeit, misbranded, adulterated, diverted or illegally compounded products; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements contained in this press release and the related attachments, which, except as otherwise noted, speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements contained in this press release and the related attachments to reflect events or circumstances after the date of this release.

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Website Information

The information contained on, or that may be accessed through, our website or any third-party website is not incorporated by reference into, and is not a part of, this earnings release.

Trademarks and Trade Names

All trademarks or trade names referred to in this press release are the property of the company, or, to the extent trademarks or trade names belonging to other companies are referenced in this press release, the property of their respective owners. Solely for convenience, the trademarks and trade names in this press release are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the company or, to the extent applicable, their respective owners will not assert, to the fullest extent under applicable law, the company's or their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2025	2024	% Chg.	2025	2024	% Chg.

Revenue	$19,292	$13,533	43%	$65,179	$45,043	45%

Cost of sales	3,372	2,404	40%	11,052	8,418	31%
Research and development	3,802	3,023	26%	13,337	10,991	21%
Marketing, selling and administrative	3,132	2,424	29%	11,094	8,594	29%
Acquired IPR&D	529	189	180%	2,910	3,280	(11)%
Asset impairment, restructuring and other special charges	84	344	(76)%	484	861	(44)%
Operating income	8,373	5,149	63%	26,302	12,899	104%

Net interest income (expense)	(123)	(181)		(642)	(606)
Net other income (expense)	15	71		71	387
Other income (expense)	(108)	(110)	(2)%	(571)	(219)	161%

Income before income taxes	8,265	5,039	64%	25,731	12,680	103%
Income tax expense	1,629	629	159%	5,091	2,090	144%

Net income	$6,636	$4,410	50%	$20,640	$10,590	95%

Earnings per share - diluted	$7.39	$4.88	51%	$22.95	$11.71	96%

Dividends paid per share	$1.50	$1.30	15%	$6.00	$5.20	15%
Weighted-average shares outstanding (thousand) - diluted	898,002	903,158		899,301	904,059

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2025	2024	2025	2024
Gross Margin - As Reported	$15,920	$11,129	$54,127	$36,625

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(1)	124	136	488	553

Gross Margin - Non-GAAP	$16,044	$11,265	$54,615	$37,178

Gross Margin as a percent of revenue - As Reported	82.5%	82.2%	83.0%	81.3%
Gross Margin as a percent of revenue - Non-GAAP(2)	83.2%	83.2%	83.8%	82.5%

1.Excludes amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2025	2024	2025	2024
Net income - Reported	$6,636	$4,410	$20,640	$10,590

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(1)	124	136	488	553
Asset impairment, restructuring and other special charges(2)	84	344	484	861
Net (gains) losses on investments in equity securities (Other income/expense)	(39)	17	(33)	39
U.S. Tax Law Change(3)	—	—	350	—
Corresponding tax effects (Income taxes)	(34)	(101)	(161)	(296)

Net income - Non-GAAP	$6,771	$4,806	$21,768	$11,747

Effective tax rate - Reported	19.7%	12.5%	19.8%	16.5%
Effective tax rate - Non-GAAP(4)	19.7%	13.2%	18.4%	16.9%
Earnings per share (diluted) - Reported	$7.39	$4.88	$22.95	$11.71
Earnings per share (diluted) - Non-GAAP	$7.54	$5.32	$24.21	$12.99

1.Excludes amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. For the three months ended December 31, 2025, excluded charges primarily related to an intangible asset impairment acquired through POINT BioPharma Global Inc.. For the twelve months ended December 31, 2025, also excluded charges primarily related to litigation, as well as acquisition and integration costs associated with Verve Therapeutics, Inc. For the three months ended December 31, 2024, excluded charges related to intangible asset impairment for Vitrakvi. For the twelve months ended December 31, 2024, also excluded charges related to litigation.
3. Relates to adjusting our income tax provision for prior periods and remeasuring our deferred tax assets and liabilities.
4. Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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